Exhibit 99.1

KBR, Inc. Announces Intention to Restate Consolidated Financial

Statements for the Year 2013

HOUSTON (May 5, 2014) – KBR Inc. (NYSE: KBR) announced today that the Audit Committee of the company’s Board of Directors has concluded that the company’s previously issued condensed consolidated financial statements for the year ended December 31, 2013 should no longer be relied upon and should be restated.

In connection with the preparation of KBR’s Form 10-Q for the three months ending March 31, 2014, we determined that the estimated costs to complete seven Canadian pipe fabrication and module assembly contracts within our Services business segment that were awarded during 2012-2013 will result in pre-tax charges of $158 million, consisting of the reversal of $23 million in previously recognized pre-tax profits and the recognition of approximately $135 million in pre-tax estimated losses at completion. The negative cash impact associated with the work released to date under the seven contracts has largely been incurred and the forecast net negative cash flow to complete this work is expected to be less than $45 million. Our review of this matter is ongoing and therefore the amounts previously noted are subject to change. We believe that the majority of these losses should have been recognized in our consolidated financial statements for the year ended December 31, 2013.

The seven contracts in question are with third-party clients and do not impact other KBR projects. Six of the contracts will be completed during 2014 or in early 2015. The seventh contract is a master services-type agreement that provides our client with the right, but not the obligation, to place new pipe fabrication and module assembly orders until 2017. The pre-tax losses noted above include estimated losses only for work released to us through March 31, 2014. Future work orders, if any, will be accounted for at the time of each release. We have begun discussions with our client under the master services agreement regarding a market-based cost adjustment. At this time, we can provide no assurance that such discussions will be successfully concluded. The estimated losses noted above do not assume recovery from clients for quantity and/or cost increases caused by client-directed actions. We believe we are entitled to certain recoveries from our clients but since collection remains uncertain, we will record any such recoveries if, and when, mutually agreed.

KBR’s self-perform pipe fabrication and module assembly activities are limited to our Edmonton, Alberta operations. The contracts referenced herein were part of a rapid expansion of work at these operations and resulted in increased internal and external costs and adversely impacted our historical module assembly productivity rates.

Separately, during the preparation of our Form 10-Q for the three months ending March 31, 2014, we identified an overstatement error in our revenue recognition on a long-term construction project approximating $9.0 million pre-tax ($6.3 million after tax) and an error which resulted in an understatement of our income tax provision of approximately $6.5 million that had not been properly included in the Consolidated Statement of Income for the year ended December 31, 2013.

Mr. Loren K. Carroll, Chairman of the Company’s Board of Directors, issued the following statement:

“The KBR Board of Directors and management team take the accuracy and integrity of KBR financial statements very seriously. We are committed to conducting a thorough investigation and implementing corrective measures. KBR’s management team remains focused on enhancing value for all of our stakeholders, including returning capital to shareholders. Between February 27, 2014 and April 30, 2014, KBR repurchased approximately 3.4 million shares of its common stock at an average price of $27.29 for a total of $94 million. We will continue to leverage the Company’s position as a global leader in engineering, procurement and construction in order to further strengthen our customer relationships, convert our significant backlog, support existing contracts and win and execute new work.”

As soon as practicable, we expect to amend KBR’s Form 10-K for the year ended December 31, 2013 to restate the financial statements and to revise related information. As a result, we will not file KBR’s 10-Q for the three months ending March 31, 2014 until after filing of the amended Form 10-K. Given the ongoing nature of our review, the forecast filing date for each of the amended 2013 Form 10-K and Form 10-Q for the three months ending March 31, 2014 is uncertain.

The KBR Audit Committee, comprised of members of its Board of Directors, has retained independent legal and accounting advisors to review these matters and to advise the Committee, which is in addition to the review being conducted by KBR’s management. The Audit Committee has discussed the matters described in this Current Report with KPMG LLP, KBR’s independent registered public accounting firm.

Additional information relating to the restatement will be disclosed in a Form 8-K, which will be filed shortly with the SEC.

About KBR

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

Forward-Looking Statement

KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Zac Nagle

Vice President, Investor Relations and Communications

713-753-5082

Investors@kbr.com

Richard Goins

Director, Corporate Communications

713-751-9471

Mediarelations@kbr.com

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